UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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SPECIALIZED DISCLOSURE REPORT
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NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
Jennifer L. McDonough
Executive Vice President, General Counsel and Secretary
440-892-1580
(Name and telephone number, including area code, of the person to contact in connection with this filing)
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Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2023 to December 31, 2023.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended October 31, 2022.

Section 1 – Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
Our Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD, and is available on our website at www.nordson.com. Information found on or accessed through this website is not considered part of this Conflict Minerals Report and is not incorporated by reference herein.

Item 1.02    Exhibit
Our Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD.

Section 3 - Exhibits

Item 3.01    Exhibits
Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

NORDSON CORPORATION

Date: May 31, 2024	By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Executive Vice President, General Counsel & Secretary